News Release

United Airlines
Worldwide Media Relations
872.825.8640
media.relations@united.com

United Names Gerry Laderman

Acting Chief Financial Officer

CHICAGO, August 4, 2015—United Airlines (UAL) today announced that Gerald (Gerry) Laderman has been named acting chief financial officer. He succeeds John Rainey, who has resigned to become chief financial officer at PayPal Holdings, Inc.

Laderman, who has held legal and financial positions of increasing responsibility at the company for 27 years, will be responsible for the overall financial operations of the company, including corporate finance, treasury, financial planning and analysis, tax, accounting, investor relations, fleet, procurement, internal audit and risk management.

“Gerry’s financial leadership and deep experience in airline finance are well known on Wall Street, and his significant role in developing and executing United’s strategic and financial plans has proved invaluable over the years. He is well suited to serve in this new role,” said Chairman, President and CEO Jeff Smisek. “John’s work as CFO has built a solid financial foundation for United, helping position us well for the future. We wish him the very best in his new job,” Smisek added.

Laderman most recently has been senior vice president of finance, procurement and treasurer. While in this role, Laderman has done groundbreaking work in aircraft financing, including leading the development of innovative debt structures, which have significantly lowered the cost of capital for the airline. Laderman has also led initiatives to maintain financial stability for the company during the turbulent times the airline industry has faced in the past.

He previously served as vice president of finance and treasurer for Continental Airlines from 2001 to 2010 and joined the company in 1988. Prior to joining Continental, Laderman practiced law at the New York firm of Hughes Hubbard & Reed. Laderman holds a bachelor’s degree from Dartmouth College, and a law degree from the University of Michigan.

UAL will consider internal and external candidates before naming a permanent chief financial officer.

United Names Gerald Laderman Acting Chief Financial Officer/PAGE 2

About United

United Airlines and United Express operate an average of nearly 5,000 flights a day to 362 airports across six continents. In 2014, United and United Express operated nearly two million flights carrying 138 million customers. United is proud to have the world’s most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C. United operates nearly 700 mainline aircraft, and this year, the airline anticipates taking delivery of 34 new Boeing aircraft, including the 787-9 and the 737-900ER. United is also welcoming 49 new Embraer E175 aircraft to United Express. The airline is a founding member of Star Alliance, which provides service to 192 countries via 28 member airlines. More than 84,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

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